EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

NB Crossroads Private Markets Access Fund LLC

 (Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Transaction		Amount of
	Valuation	Fee rate	Filing Fee
Fees to Be Paid	17,608,905	92.70	1,632.35
Fees Previously Paid
Total Transaction Valuation	17,608,905
Total Fees Due for Filing			1,632.35
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			1,632.35

Table 2 to Paragraph (a)(7)

							Fee Paid
							with
	Registrant	Form or		Initial		Fee Offset	Fee Offset
	or Filer Name	Filing Type	File Number	Filing Date	Filing Date	Claimed	Source
Fee Offset Claims		SC TO-I	005-92727			0.00
Fee Offset Sources							0.00

1